Exhibit 99.1
a.k.a. Brands Holding Corp. Reports First Quarter 2025 Financial Results
Net Sales Increased 10.1% Compared to the First Quarter of 2024, with U.S. Net Sales Up 14.2%
Active Customer Growth of 7.8% on a Trailing Twelve-Month Basis Compared to the First Quarter of 2024

SAN FRANCISCO – May 13, 2025 – a.k.a. Brands Holding Corp. (NYSE: AKA), a portfolio of next generation fashion brands, today announced financial results for the quarter ended March 31, 2025.
Results for the First Quarter
•Net sales increased 10.1% to $128.7 million, compared to $116.8 million in the first quarter of 2024; up 12.3% on a constant currency basis1.
•In the U.S., net sales increased 14.2% compared to the first quarter of 2024.
•Net loss was $(8.4) million, or $(0.78) per share, in the first quarter of 2025, compared to net loss of $(8.9) million, or $(0.85) per share, in the first quarter of 2024.
•Adjusted EBITDA2 was $2.7 million in the first quarter of 2025, compared to $0.9 million in the first quarter of 2024.
"We delivered a strong start to the year, with outstanding first-quarter performance driven by our team’s disciplined execution across our brands. This marks our fourth consecutive quarter of growth, underscoring the effectiveness of our strategic initiatives," said Ciaran Long, Chief Executive Officer. "We grew net sales approximately 10% to $129 million, with continued strength in the U.S. which grew 14%. Importantly, the Australia and New Zealand region registered 6% net sales growth in the quarter, reflecting the progress we’ve made over the past two years, particularly at the Culture Kings brand, to strengthen the business. And rounding out the quarter, benefiting from the strong top-line growth and healthy gross margin, we exceeded our expectations and delivered $2.7 million of adjusted EBITDA."
"We continued to deepen customer engagement in the first quarter, achieving nearly 8% growth in our active customer base over the trailing twelve months, a clear indication of the strong demand for our brands. Our omnichannel expansion plans are also on-track and exceeding expectations. Princess Polly opened its seventh store during the first quarter in Soho, which was our strongest opening to date, and plans to open six additional stores this year, bringing the total to 13 by year-end. The existing store fleet continues to outperform our revenue expectations, while also creating a halo effect on surrounding online markets. In addition, we are encouraged by the early reads from Princess Polly and Petal & Pup's wholesale debuts across Nordstrom's entire store fleet.
"As we approach the evolving trade environment impacting our U.S. business, we are confident that our strategic actions, swift execution and flexible business model will enable us to navigate this period and emerge even stronger. Importantly, we continue to see solid demand trends in the first six weeks of the second quarter, in-line with our outlook for the year. We're committed to building durable fashion brands for the long-term, and we believe the power of our operating model and the actions we're taking will enhance our agility, resilience and long-term competitiveness," concluded Long.
First Quarter Financial Details
•Net sales increased 10.1% to $128.7 million, compared to $116.8 million in the first quarter of 2024. The increase was driven by a 9.2% increase in the number of orders, primarily due to growth in the U.S. On a constant currency basis1, net sales increased 12.3%.
•Gross margin was 57.2%, compared to 56.2% in the first quarter of 2024. The improvement was primarily driven by the impact of more full price selling and an improved inventory position, partially offset by the effect of growing wholesale initiatives.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2024, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

•Selling expenses were $38.2 million, compared to $34.2 million in the first quarter of 2024. Selling expenses were 29.7% of net sales, compared to 29.3% of net sales in the first quarter of 2024. The increases were driven by the impact of opening additional stores.
•Marketing expenses were $15.2 million, compared to $14.9 million in the first quarter of 2024. Marketing expenses were 11.8% of net sales, compared to 12.7% of net sales in the first quarter of 2024.
•General and administrative (“G&A”) expenses were $25.7 million, compared to $22.7 million in the first quarter of 2024. G&A expenses were 20.0% of net sales, compared to 19.4% of net sales in the first quarter of 2024. The increase in G&A expenses as a percent of net sales during the quarter was primarily driven by an increase in wages and incentive compensation.
•Adjusted EBITDA2 was $2.7 million, or 2.1% of net sales, compared to $0.9 million, or 0.7% of net sales, in the first quarter of 2024.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the first quarter totaled $26.7 million, compared to $24.2 million at the end of fiscal year 2024.
•Inventory at the end of the first quarter totaled $94.4 million, compared to $95.8 million at the end of fiscal year 2024 and $91.5 million at the end of the first quarter of 2024.
•Debt at the end of the first quarter totaled $119.9 million, compared to $111.7 million at the end of fiscal year 2024 and $103.6 million at the end of the first quarter of 2024. The increase in debt at the end of the first quarter of 2025 was primarily due to the investment in new Princess Polly stores in the U.S.
•Cash flow used in operations for the three months ended March 31, 2025 was $1.9 million, compared to cash flow used in operations of $7.7 million for the three months ended March 31, 2024.
Outlook
For the second quarter of 2025, the Company expects:
•Net sales between $154 million and $158 million
•Adjusted EBITDA3 between $7.0 million and $8.0 million
•Weighted average diluted share count of 10.7 million
For the full fiscal 2025 year, the Company now expects:
•Net sales between $600 million and $610 million
•Adjusted EBITDA3 between $24.0 million and $27.5 million
•Weighted average diluted share count of 10.8 million
•Capital expenditures of approximately $12 million to $14 million
The above outlook contemplates the estimated impact on tariffs enacted during 2025. The guidance and forward-looking statements made in this press release and on the conference call are based on management’s expectations as of the date of this press release. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s first quarter results is scheduled for May 13, 2025, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13753071. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income (loss) outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA and Adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands maintains a portfolio of global fashion brands, Princess Polly, Culture Kings, Petal and Pup and mnml. Through these brands we reach a broad audience of next-generation consumers who seek fashion inspiration on social media and primarily shop online. Our brands are hyper-focused on the customer and serving them newness and a seamless experience throughout the entire shopping journey. We leverage a data-driven ‘test and repeat’ merchandising model that allows us to introduce new and exclusive fashion weekly, so our customers are always on-trend. We leverage innovative data-driven insights to authentically connect and engage with customers across the latest marketing platforms. Further, we are committed to showing up for customers wherever they shop, whether that’s online, in-stores or through wholesale channels. Leveraging our industry expertise and operational synergies, we help accelerate our brands so they can grow faster, reach broader audiences, achieve greater scale and enhance their profitability. We believe we are disrupting the status quo and pioneering a new approach to fashion.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability in the future to continue to comply with the New York Stock Exchange’s (NYSE) listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China, including the imposition of tariffs and duties on goods imported from China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to execute our strategic initiatives, including transitioning Culture Kings to a data-driven, short lead time merchandising cycle; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business, including international economic, geopolitical instability (including the ongoing Russia-Ukraine and Israel-Palestine wars, relations between China and Taiwan, trade wars and relations between the U.S. and Mexico), legal, compliance and supply chain risks (including as a result of trade policies, including the negotiation or termination of trade agreements and the imposition of higher tariffs and duties on imports into the U.S. and Australia); interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking

Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q and any other periodic reports that the Company may file with the Securities and Exchange Commission (the SEC). a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$128,657	$116,840
Cost of sales	55,001	51,166
Gross profit	73,656	65,674
Operating expenses:
Selling	38,184	34,215
Marketing	15,173	14,879
General and administrative	25,682	22,673
Total operating expenses	79,039	71,767
Loss from operations	(5,383)	(6,093)
Other expense, net:
Interest expense	(2,663)	(2,278)
Other expense	(295)	(543)
Total other expense, net	(2,958)	(2,821)
Loss before income taxes	(8,341)	(8,914)
Provision for income tax	(9)	(19)
Net loss	$(8,350)	$(8,933)
Net loss per share:
Basic and diluted	$(0.78)	$(0.85)
Weighted average shares outstanding:
Basic and diluted	10,686,730	10,520,458

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$26,679	$24,192
Accounts receivable, net	13,402	8,107
Inventory	94,401	95,750
Prepaid expenses and other current assets	14,362	16,720
Total current assets	148,844	144,769
Property and equipment, net	32,636	31,262
Operating lease right-of-use assets	73,445	65,382
Intangible assets, net	49,889	52,354
Goodwill	89,606	89,254
Deferred tax assets	48	47
Other assets	2,101	2,136
Total assets	$396,569	$385,204
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,409	$30,299
Accrued liabilities	31,226	31,216
Sales returns reserve	9,634	7,587
Deferred revenue	13,175	12,215
Income taxes payable	654	1,039
Operating lease liabilities, current	8,884	8,382
Current portion of long-term debt	7,000	6,300
Total current liabilities	97,982	97,038
Long-term debt	112,910	105,411
Operating lease liabilities	72,373	63,496
Other long-term liabilities	1,825	1,625
Total liabilities	285,090	267,570
Stockholders’ equity:
Preferred stock	—	—
Common stock	128	128
Additional paid-in capital	473,311	471,758
Accumulated other comprehensive loss	(60,207)	(60,849)
Accumulated deficit	(301,753)	(293,403)
Total stockholders’ equity	111,479	117,634
Total liabilities and stockholders’ equity	$396,569	$385,204

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(8,350)	$(8,933)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,855	1,536
Amortization expense	2,519	2,762
Amortization of debt issuance costs	144	153
Lease incentives	1,025	—
Loss on disposal of businesses	—	673
Non-cash operating lease expense	2,833	2,075
Equity-based compensation	2,059	1,956
Changes in operating assets and liabilities:
Accounts receivable, net	(5,289)	688
Inventory	1,572	(4,898)
Prepaid expenses and other current assets	2,279	2,118
Accounts payable	(2,699)	(4,058)
Income taxes payable	(388)	10
Accrued liabilities	143	(1,058)
Sales returns reserve	2,042	(2,073)
Deferred revenue	941	3,470
Lease liabilities	(2,561)	(2,108)
Net cash used in operating activities	(1,875)	(7,687)
Cash flows from investing activities:
Purchases of intangible assets	—	(1)
Purchases of property and equipment	(3,436)	(754)
Net cash used in investing activities	(3,436)	(755)
Cash flows from financing activities:
Proceeds from line of credit, net of issuance costs	21,500	16,500
Repayment of line of credit	(11,300)	(6,000)
Repayment of debt	(2,100)	(450)
Taxes paid related to net share settlement of equity awards	(248)	(88)
Repurchase of shares	(257)	(1,063)
Net cash provided by financing activities	7,595	8,899
Effect of exchange rate changes on cash, cash equivalents and restricted cash	108	(590)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,392	(133)
Cash, cash equivalents and restricted cash at beginning of period	26,479	24,029
Cash, cash equivalents and restricted cash at end of period	$28,871	$23,896

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$26,679	$21,939
Restricted cash, included in prepaid expenses and other current assets	472	295
Restricted cash, included in other assets	1,720	1,662
Total cash, cash equivalents and restricted cash	$28,871	$23,896

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS AND NON-GAAP MEASURES
(unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Gross margin	57.2%	56.2%
Net loss	$(8,350)	$(8,933)
Net loss margin	(6.5)%	(7.6)%
Adjusted EBITDA[2]	$2,665	$874
Adjusted EBITDA margin[2]	2.1%	0.7%
Key Operational Metrics and Regional Sales

	Three Months Ended March 31,
(metrics in millions, except AOV; sales in thousands)	2025	2024	% Change
Key Operational Metrics
Active customers[4]	4.13	3.83	7.8%
Average order value	$78	$77	1.3%
Number of orders	1.66	1.52	9.2%

Sales by Region
U.S.	$88,054	$77,138	14.2%
Australia & New Zealand	35,593	33,516	6.2%
Rest of world	5,010	6,186	(19.0)%
Total	$128,657	$116,840	10.1%
Year-over-year growth on a constant currency basis[1]	12.3%
Active Customers
We view the number of active customers as a key indicator of our growth, our value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
Number of Orders
We define the number of orders as the total number of orders placed by our customers, prior to product returns, across our platform or in our stores in any given period. An order is counted on the day the customer places the order. We consider the number of orders to be a key indicator of our ability to attract and retain customers, as well as an indicator of the desirability of our products.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for (benefit from) income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items. We calculate Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net loss for the three months ended March 31, 2025 and 2024, is as follows:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Net loss	$(8,350)	$(8,933)
Add (deduct):
Total other expense, net	2,958	2,821
Provision for income tax	9	19
Depreciation and amortization expense	4,374	4,298
Equity-based compensation expense	2,059	1,956
Distribution center relocation costs	737	—
Non-routine legal matters	711	163
Non-routine items[5]	167	550
Adjusted EBITDA	$2,665	$874
Net loss margin	(6.5)%	(7.6)%
Adjusted EBITDA margin	2.1%	0.7%
5 Non-routine items include severance from headcount reductions for the three months ended March 31, 2025, and severance from headcount reductions, sales tax penalties and insured losses, net of recoveries for the three months ended March 31, 2024.